Registration No. 333-171815

File No. 811-22520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 12	[X]

OPPENHEIMER ULTRA-SHORT DURATION FUND

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

The Prospectus and Statement of Additional Information in the form filed on November 25, 2014 is incorporated herein by reference.

This amendment is being filed solely to file as an exhibit to this Registration Statement, the Amended Schedule A to the Declaration of Trust and the opinion of counsel relating to Class I shares.

Oppenheimer Ultra-short duration fund

FORM N-1A

PART C

OTHER INFORMATION

Item 28. - Exhibits

(a)	Agreement and Declaration of Trust dated 8/15/12, as amended 11/28/2014 with respect to Schedule A: Filed herewith.

(b)	By-Laws dated 8/15/12: Previously filed with Registrant’s Post-Effective Amendment No.4, (8/21/12), and incorporated herein by reference.

(c)	(i)	Article V of the Agreement and Declaration of Trust: Previously filed with Registrant’s Post-Effective Amendment No.4, (8/21/12), and incorporated herein by reference.
	(ii)	Article II of the By-Laws: Previously filed with Registrant’s Post-Effective Amendment No.4 (8/21/12), and incorporated herein by reference.

(d)	(i)	Restated Investment Advisory Agreement dated 1/1/13: Previously filed with Registrant’s Post-Effective Amendment No. 7 (11/25/13), and incorporated herein by reference.
	(ii)	Investment SubAdvisory Agreement dated 1/1/13: Previously filed with Registrant’s Post-Effective Amendment No. 7 (11/25/13), and incorporated herein by reference.

(e)	(i)	Form of General Distributor's Agreement: Previously filed with Registrant’s Pre-Effective Amendment No.1, (3/15/11), and incorporated herein by reference.
	(ii)	Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.
	(iii)	Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.
	(iv)	Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.
	(v)	Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.
	(vi)	Form of Trust Company Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(f)	Form of Oppenheimer Funds Compensation Deferral Plan, As Amended and Restated Effective 1/1/08: Previously filed with Post-Effective Amendment No. 2 to the Registration Statement of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund (Reg. No. 333-146105), (5/29/09), and incorporated herein by reference.

(g)	(i)	Global Custodial Services Agreement dated 5/3/01 as amended from time to time: Previously filed with Post-Effective Amendment No. 33 to the Registration Statement of Centennial Money Market Trust (Reg. No. 2-65245), (10/25/01), and incorporated herein by reference.
	(ii)	Amendment dated 3/7/11 to the Global Custodial Services Agreement: Previously filed with Post-Effective Amendment No. 28 to the Registration Statement of Rochester Portfolio Series (Reg. 33-41511), (3/29/11), and incorporated herein by reference.
	(iii)	Amended and Restated Foreign Custody Manager Agreement dated 5/31/01, as amended 7/15/03: Previously filed with Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer International Large-Cap Core Trust (Reg. No. 333-106014), (8/5/03), and incorporated herein by reference.

(h)	Not Applicable.

(i)	(i)	Opinion and Consent of Counsel dated 8/21/12: Previously filed with Registrant’s Post-Effective Amendment No.4, (8/21/12), and incorporated herein by reference.
	(ii)	Opinion and Consent of Counsel for Class I shares dated 11/28/2014: Filed herewith.
(j)		Independent Registered Public Accounting Firm’s Consent: Previously filed with Registrant’s Post-Effective Amendment No. 10, (11/25/2014), and incorporated herein by reference.
(k)		Not applicable.
(l)		Investment Letter from OppenheimerFunds, Inc. to Registrant dated 3/8/11: Previously filed with Registrant’s Pre-Effective Amendment No.1, (3/15/11), and incorporated herein by reference.
(m)	(i)	Service Plan and Agreement for Class A shares dated 2/23/11: Previously filed with Registrant’s Pre-Effective Amendment No.1, (3/15/11), and incorporated herein by reference.

(n)	Oppenheimer Funds Amended and Restated Plan Pursuant to Rule 18f-3: Previously filed with Post-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global High Yield Fund (Reg. No. 333-176889), (9/25/14), and incorporated herein by reference.

(o)	(i)	Power of Attorney dated 2/26/13 for all Trustees and Officers, except Arthur P. Steinmetz: Previously filed with Post-Effective Amendment No. 58 to the Registration Statement of Oppenheimer Integrity Funds (Reg. No. 2-76547), (3/27/13), and incorporated herein by reference.
	(ii)	Power of Attorney dated 9/17/14 for Arthur P. Steinmetz: Previously filed with Post-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global High Yield Fund (Reg. No. 333-176889), (9/25/14), and incorporated herein by reference.

(p)	Code of Ethics of the Oppenheimer Funds, OFI Global Asset Management, Inc. OFI SteelPath, Inc., OppenheimerFunds, Inc. (including certain other affiliates and subsidiaries) and OppenheimerFunds Distributor, Inc., dated as of 6/3/13, under Rule 17j-1 of the Investment Company Act of 1940: Previously filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer SteelPath MLP Funds Trust (Reg. No. 333-163614), (6/27/13), and incorporated herein by reference.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 16th day of January, 2015.

OPPENHEIMER ULTRA-SHORT DURATION FUND

By:	Arthur P. Steinmetz*
Arthur P. Steinmetz President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures	Title	Date

Sam Freedman*	Chairman of the	January 16, 2015
Sam Freedman	Board of Trustees

Arthur P. Steinmetz*	President and	January 16, 2015
Arthur P. Steinmetz	Principal Executive Officer

William F. Glavin, Jr.*	Trustee	January 16, 2015
William F. Glavin, Jr.

Brian W. Wixted*	Treasurer, Principal	January 16, 2015
Brian W. Wixted	Financial & Accounting Officer

Jon S. Fossel*	Trustee	January 16, 2015
Jon S. Fossel

Richard F. Grabish*	Trustee	January 16, 2015
Richard F. Grabish

Beverly L. Hamilton*	Trustee	January 16, 2015
Beverly L. Hamilton

Victoria J. Herget*	Trustee	January 16, 2015
Victoria J. Herget

Robert J. Malone*	Trustee	January 16, 2015
Robert J. Malone

F. William Marshall, Jr.*	Trustee	January 16, 2015
F. William Marshall, Jr.

Karen L. Stuckey*	Trustee	January 16, 2015
Karen L. Stuckey

James D. Vaughn*	Trustee
James D. Vaughn

*By:	/s/ Mitchell J. Lindauer
Mitchell J. Lindauer, Attorney-in-Fact

Oppenheimer Ultra-Short Duration Fund

Registration Statement No. 333-171815

Post-Effective Amendment No. 12

EXHIBIT INDEX

Exhibit No.	Description
28 (a)(i)	Declaration of Trust
28 (i)(ii)	Opinion and Consent of Counsel for Class I shares